Exhibit 23.02

Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the captions “Experts” and “Selected Financial Data” and to the use of our reports dated:

May 20, 2002, except for Note 15, Subsequent Events, Reverse Stock Split, as to which the date is June 3, 2002 with respect to DoveBid, Inc. and subsidiaries.
February 14, 2002, with respect to TradeOut, Inc.
March 3, 2000, with respect to AccuVal Associates, Incorporated and LiquiTec Industries, Incorporated
March 8, 2000, with respect to Greenwich Industrial Services, LLC
March 2, 2000, with respect to Haltek Electronics dba Test Lab
March 7, 2000, with respect to Philip Pollack & Co., Inc.
August 4, 2000, with respect to Norman Levy Associates, Inc. and subsidiaries all in the Registration Statement (Form S-1) and related Prospectus of DoveBid, Inc. for the registration of shares of its common stock.

/S/    ERNST & YOUNG LLP
June 6, 2002
San Francisco, CA